UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported) May 5, 2006

HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On May 2, 2006, Harmonic Inc., a Delaware corporation (the “Company”), announced that its Board of Directors had appointed Patrick Harshman to succeed Anthony Ley as President and Chief Executive Officer of the Company, effective May 4, 2006. Mr. Ley retired from his position as an executive officer of the Company but will continue as Chairman of the Company’s Board of Directors (“Chairman”).
Transition Agreement
In connection with Mr. Ley’s retirement from his position as President and Chief Executive Officer, the Company and Mr. Ley entered into a Transition Agreement and certain additional agreements included as exhibits thereto (collectively, the “Transition Agreement”), effective May 5, 2006, which provide that, among other things:
•	Mr. Ley will serve as Chairman until the Company’s 2007 annual meeting of stockholders or such other time as is determined by the Board of Directors;

•	On July 1, 2006 (the “Transition Date”), Mr. Ley will become a consultant to, and shall cease to be an employee of, the Company; and

•	Mr. Ley will provide consulting services to the Company from July 1, 2006 until June 30, 2008.
The Transition Agreement also provides that, until June 30, 2006, Mr. Ley will be entitled to receive, among other things, (a) his current base salary at an annual rate of $500,000 per year, and (b) payment under the Company’s 2006 Bonus Plan (the “Plan”) based upon the achievement of the performance milestones set forth in the Plan at such time as payments are made to the Company’s executive officers pursuant to the Plan, pro-rated to reflect Mr. Ley’s employment through June 30, 2006.
On the Transition Date, Mr. Ley will become a consultant to the Company, and will receive, among other things, compensation at a rate of $225,000 per annum, and will be granted an option to acquire 100,000 shares of the Company’s common stock (the “Option”), which Option shall vest ratably each month over 12 months.
As part of the Transition Agreement, the Company and Mr. Ley also entered into an Amended and Restated Change of Control Agreement (the “Amended Change of Control Agreement”), effective as of the Transition Date, which amends and restates in its entirety the Change of Control Severance Agreement between the Company and Mr. Ley which was entered into on February 20, 2004. The Amended Change of Control Agreement provides that, if the Company enters into a definitive agreement (a “Definitive Agreement”) that would result in a Change of Control (as defined in the Amended Change of Control Agreement) of the Company on or prior to July 1, 2007, then Mr. Ley would receive certain compensation and benefits, including:
•	A cash payment equal to 200% of his Annual Compensation (as defined in the Amended Change of Control Agreement); and

•	Full acceleration of the unvested portion of any outstanding stock options or restricted stock held by Mr. Ley.
Additionally, if the Definitive Agreement is entered into on or prior to December 31, 2006, Mr. Ley will receive a cash payment equal to the greater of (a) 50% of Mr. Ley’s established target bonus for 2006, or (b) the average of the actual bonuses paid to Mr. Ley in each of the two prior years.
The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Transition Agreement by and between Harmonic Inc. and Anthony Ley, effective May 5, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.

Dated: May 11, 2006	By:	/s/ Robin N. Dickson
Robin N. Dickson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Transition Agreement by and between Harmonic Inc. and Anthony Ley, effective May 5, 2006.